AGREEMENT NO.

For the Sale of Natural Gas

between

FX Energy Poland Sp. z o.o.

and

POLSKIE GÓRNICTWO NAFTOWE I GAZOWNICTWO S.A.

This Agreement (“Agreement”) was signed on 19.06.2009 in Warsaw between:

FX ENERGY POLAND Sp. z o.o. with its registered seat in Warsaw, at ul. Chałubinskiego 8, 00-613 Warsaw, entered into the National Court Register by the District Court in Warsaw under the KRS No. 0000052459, NIP 521-275-14-81, share capital PLN 1 895 000 (one million eight hundred ninety five thousand), hereinafter referred to as “FX”, the “Seller” or a “Party”, represented by:

1.       David N. Pierce – member of the Management Board; and

2.       Zbigniew Tatys - member of the Management Board………………………..,

and

Polskie Górnictwo Naftowe i Gazownictwo Spółka Akcyjna with its registered office in Warsaw at ul. Kasprzaka 25, entered in the Companies Register of the National Court Register by the District Court for the City of Warsaw, XIX Commercial Division of the National Court Register, under number KRS 0000059492, NIP number 525-000-80-28, REGON number 012216736-00027, hereinafter referred to as the “Purchaser” or a “Party”, represented by:

1.       Artur Bieliński – Director of Gas Trading Department; and

2.       Bartosz Motyka-Radłowski – Director of Controlling Department.

§ 1

1.	In this Agreement, the below terms shall have the following meanings:

1/	Contract Day - a period starting at 10:00 p.m. of any given calendar day and ending at 10:00 p.m. of the following calendar day;

2/	Sale Commencement Day - the Contract Day on which the sale of the Gas in Delivery Point commences;

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3/	Sale Closure Day – the Contract Day on which the production from the Field is ceased, or the Seller loses its title to the Gas;

4/
Gas – the 49% share in the ownership of a mix of hydrocarbons and non-flammable gaseous components including methane and nitrogen as main components, belonging to the Seller, which is not a gaseous fuel according to the Energy Law, and which conforms to the parameters specified in Appendix No. 1, produced from the Field on the basis of the Joint Operating Agreement, other than the part of the mineral used in for the purposes of operation of the mining plant;

5/
Joint Operating Agreement – Joint operating agreement covering a part of the Foresudetic Monocline, entered into on 12 May 2000 between the Buyer and the Seller, on the basis of which the Seller will have the right of ownership of the Gas, and any agreement related to the Field, which will replace it;

[NOTE: NUMBER 6 IS OMITTED IN THE POLISH VERSION]

7/
Contract Month - a period starting at 10:00 p.m. of the last day of the calendar month directly preceding the given calendar month, and ending at 10:00 p.m. of the last day of the given calendar month;

8/
Normal Cubic Meter (Nm3) - means the amount of gas required to fill a space of one cubic metre with an absolute pressure of 101.325 kPa (one hundred and one point three two five kilopascals) and at thermodynamic temperature of 273.15 K (two hundred and seventy three point one five Kelvin); unless expressly stated otherwise, all quantities of the Gas referred to herein shall be expressed in Nm3;

9/	Sale Period - the period commencing on the Sale Commencement Day and ending on the Sale Closure Day;

10/	Planned Maintenance Work - renovation, construction, maintenance and modernization work:

(a)	conducted by the Purchaser in the Purchaser’s installations, which affects the Purchaser’s ability to take the Gas at the Delivery Point;

(b)	conducted by the Seller in the Delivery System, which affects the Seller’s ability to sell the Gas at the Delivery Point, including, without limitation, any periodic tests conducted on the Field;

11/	Annual Statement– is defined in Appendix No. 1;

12/	Monthly Statement– is defined in Appendix No. 1;

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13/	Energy Law – an act dated 10 April 1997 – Energy law (unified text: Journal of Laws of 2006 No. 89, item 625);

14/	Delivery Point - the point at which the connection pipe at the outlet of the Metering System is linked to the Purchaser’s installation through the main valve;

15/	Contract Year - a period starting at 10:00 p.m. on the last day of any calendar year and ending at 10:00 p.m. of the last day of the following calendar year, provided that:

(a)	the first Contract Year shall commence at 10:00 p.m. on the Sale Commencement Day and shall continue until 10:00 p.m. on last day of the same calendar year;

(b)	if this Agreement terminates on any day other than December 31, the last Contract Year shall end at 10:00 p.m. on the last day of effectiveness of the Agreement;

16/	Quality Specification – a set of physical and chemical parameters of the Gas specified in Appendix No. 1;

17/	Gas Station - a set of installations used, whether jointly or separately, to reduce, process, control, measure and distribute the Gas;

18/	Delivery System - installations used for the purposes of producing, processing, compressing, testing, measuring and selling the Gas at the Delivery Point;

19/
Tariff – the set of prices and fee rates, and conditions of their application, prepared by the Seller and introduced as binding for customers specified therein, according to the procedures set forth in the Energy Law; in particular the Tariff shall set out the prices and fee rates for the consumers of the Lw class low-methane gas;

20/
Metering System - gas meters and other metering devices, as well as the systems connecting those devices, described in Appendix No. 1, used to measure the quantity of the Gas sold at the Delivery Point, owned by the Seller;

21/
Field - means the gas field located in the “Roszków” mining area – the natural gas accumulation in the Rotligend sandstone, located in the area of Wielkopolskie province, Jarocin district, in Jarocin and Jaraczewo municipalities;

2.	All units of measurement used herein are units of the SI system in accordance with the Law on Measurements dated 11 May 2001 (consolidated text: Dz. U. of 2004, No. 243, item 2441).

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§ 2

1.
The Seller undertakes to transfer title to the Gas to the Seller during the Sale Period and to surrender all the Gas to the Purchaser at the Delivery Point, and the Purchaser undertakes to take all the Gas and pay for it at the Gas Price specified in the Agreement.

2.	The Seller hereby represents that it has obtained all material authorizations, including administrative permits, required for the execution and performance of the Agreement.

3.
This Agreement is entered into subject to the condition precedent of the Purchaser and the Seller entering into an agreement transferring to the Seller a 49% interest in the mining usufruct, based on which the Seller shall assume, as co-holder of mining usufruct, all rights and obligations under the mining usufruct agreement dated 29 February 2009 entered into between the State Treasury – Minister of Environment and the Purchaser.

4.	This Agreement shall terminate upon depletion of the Field or if geological conditions occur which shall render further exploitation impossible.

5.
The Sale Commencement Day shall occur no earlier than on the Contract Day on which the Purchaser, acting as the operator under the Joint Operating Agreement, commences extraction of Gas from the Field.

6.
The detailed rules for sale of the Gas to the Purchaser, including its technical and quantity parameters, the rules for the Purchaser to place orders for the Gas, the place of handover of the Gas, the rules for measuring the quality and quantity of the Gas, the rules for preparing Monthly and Annual Statements, and the rules for conducting the Planned Maintenance Work, as well as for introducing stoppages and restrictions in the delivery of the Gas, are defined in Appendix No. 1 hereto. Appendix 1 shall be signed no later than by the Sale Commencement Day. If the Parties fail to agree upon the text of Appendix 1 by the Sale Commencement Day, the text of Appendix 1 as proposed in good faith by the Purchaser as the operator under the Joint Operating Agreement shall apply.

§ 3

1.	The Purchaser shall pay for the Gas amounts calculated as the product of the Gas sold (expressed in cubic meters) and the Gas Price (PGU).

2.
As long and the Purchaser applies the Tariff, the Gas Price (PGU) shall correspond to 0.95 (zero point ninety five) parts of the price for gaseous fuel specified in the Tariff for the off-takers of low-methane gas (the “Lw” sub-group) taking the largest amounts gaseous fuels from the transmission network operated by Operator Gazociagow Przesylowych Gaz-System S.A., in accordance with the following formula:

PGU = 0.95 *PT

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where:

PGU – the Gas Price payable for the Gas sold in the Contract Month.

PT – the price for gaseous fuel specified in the Tariff for the off-takers of low-methane gas (the “Lw” sub-group) taking the largest amounts of gaseous fuel from the transmission network operated by Operator Gazociagow Przesylowych Gaz-System S.A., being in effect on the last day of the Contract Month immediately preceding the Contract Month when the Gas is delivered;

3.	If the Tariff is changed, the Gas Price shall change as of the first day of the Contract Month immediately following the month in which the change of the Tariff becomes effective.

4.
If the Purchaser ceases to use the Tariff, the Parties shall enter into negotiations aimed at determining the new Gas Price formula within 30 (thirty) day following a notice to the Seller regarding that event.  If the Parties fail to agree upon a new Gas Price formula within 4 (four) months from the commencement of the said negotiations, each Party may terminate the Agreement subject to no less than 6 (six) month notice, effective as of the end of a Contract Year. For the avoidance of doubt, during the period between the day when the Tariff ceases to apply and the day when the Parties agree on a new Gas Price calculation formula, as well as during the termination notice period referred to in the preceding sentence, the Gas Price applicable on the last day of applicability of the Tariff shall apply.

5.
If the calorific value of the Gas sold is different from the calorific value defined in the Tariff for the prices of the “Lw” sub-group low-methane gas, the Gas Price shall be adjusted in accordance with the below formula:

PGU (c) = PGU (t) * MCV/TCV

where:

PGU (c) – the Gas Price payable for the Gas delivered in the Contract Month, taking into account the actual calorific value of the Gas sold, as specified in the Monthly Statement;

PGU (t) – the Gas Price calculated in accordance with section 2 above;

MCV – is the average monthly gross calorific value of the Gas sold in a given Contract Month in accordance with the Monthly Statement, calculated in accordance with Appendix No. 1, stated in MJ/Nm3;

TCV – is the gross calorific value specified in the Tariff for the prices of the “Lw” sub-group low-methane gas sold in a given Contract Month, stated in MJ/Nm3.

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6.
Numbers used in the calculation of the Gas Price and the resulting PGU values shall be rounded up or down to the fifth (5) decimal place inclusive.  Numbers shall be rounded down if the digit subject to rounding is in the range between 0 and 4 inclusive, and shall be rounded up if the digit subject to rounding is in the range between 5 and 9.

7.	The Gas Price and the other amounts stated herein are net of VAT, excise, and any similar tax or public charges.

§ 4

1.
The amounts due for Gas sold shall be paid monthly, on the basis of Monthly Statements.  Invoices shall be issued within seven (7) calendar days of the end of each Contract Month, and sent to the Purchaser by fax, and the original invoice shall be sent through persons or parties authorized to deliver mail on the Contract Day on which it is issued.

2.
The amounts due for Gas sold shall be paid by wire transfer from the Purchaser’s bank account to the bank account as specified in writing by the Seller, by the 30th calendar day following the end of the Contract Month in which the Gas has been sold.

3.	The payment of amounts due under the Agreement shall be deemed to have been made on the date of crediting the recipient’s bank account.

4.
Any default in payment obligations hereunder shall result in interest being charged at the statutory rate established pursuant to Article 359 of the Polish Civil Code, calculated for each day of the default.  If the statutory rate ceases to be published, the applicable rate shall be agreed upon by the Parties in an amendment hereto.  Any charged interest for default shall be payable against an accounting note.

5.
The Parties shall notify each other in writing of any changes to the descriptions or the numbers of their respective bank accounts, and such notice shall specify both the former and the modified account details.  Such changes shall not constitute amendments to this Agreement. A Party which defaults in these obligations shall indemnify the other for all losses resulting from the default.

§ 5

1.	Any complaints regarding invoices must be made in writing within ten (10) business days of receipt.

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2.
If the complaint refers to a manifest error (e.g. a mathematical error), then the Party receiving the invoice shall be authorized to calculate the correct amount and pay such correct amount only within the time specified in § 4 section 2, provided that it gives the issuing Party, no later than on the date of payment, a written notice explaining its calculation.  The latter Party shall issue a correction invoice, without any delay after agreeing the correct amount with the former.

3.
Complaints disputing an invoice for reasons other than those stated in section 2 above shall not release a Party from the duty to timely pay the amount stated in the invoice constituting the basis for the complaint.

4.	The provisions of § 4 and § 5 shall apply, mutatis mutandis, to payments against, and complaints concerning, accounting notes.

§ 6

Subject to § 2.4 above, the Agreement shall terminate:

1)	on the Sale Closure Day; or

2)	on the effective date of termination notice if the Agreement is terminated pursuant to § 7.

§ 7

1.
Either Party’s failure to perform, or inappropriate performance of the material provisions of this Agreement specified in section 2 below shall entitle the other Party to terminate the Agreement subject to at least 30 (thirty) calendar days’ notice effective as of the end of the Contract Year.

2.	Material provisions of the Agreement shall be considered non-performed or performed inappropriately, if:

1)           a Party obliged fails to pay the other an amount due under the Agreement and the default continues for at least thirty (30) days and is not cured within an additional 14 (fourteen) day period following a written notice calling for payment and specifying the amount due; or

2)           the Seller sells any Gas to a third party without the Purchaser’s prior consent.

3.
The Party entitled to terminate the Agreement for the reasons specified in section 2 above shall give the other Party a reasoned and properly documented written notice specifying the reasons, and date of termination of the Agreement pursuant to section 1 of this paragraph.

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4.
If the Agreement is terminated due to the reasons specified n section 2 point 1) above, the Seller shall be entitled to claim from the Purchaser liquidated damages equal to 6 (six) times the largest net monthly value of the Gas sold in the last full Contract Year.

5.
If the Agreement is terminated due to the reasons specified n section 2 point 2) above, the Purchaser shall be entitled to claim from the Seller liquidated damages equal to 6 (six) times the largest net monthly value of the Gas sold in the last full Contract Year, for each event referred to above.

6.	Each Party reserves the right to claim compensation for damages in excess of the liquidated damages specified above.

§ 8

The Parties shall be liable for any failure to perform or inappropriate performance of the Agreement pursuant to generally applicable terms.

§ 9

1.
The Parties shall attempt to resolve all disputes arising out of or in connection with this Agreement by direct negotiations.  If the Parties do not resolve the dispute within three (3) months of the delivery of either Party’s invitation to negotiate with the other, the dispute shall be referred to the competent state court.

2.	The existence of any dispute shall not excuse either Party’s performance of its obligations hereunder.

§ 10

Any transfer to a third party of any rights and obligations arising hereunder without the consent of the other Party shall be null and void, except for a transfer of pecuniary claims.  If the Seller is required to transfer all its rights hereunder by way of collateral assignment of rights to a bank with its seat in an OECD country, or a financial institution with its seat in an OECD country, licensed by a state authority of that country, the Seller shall make a request therefor to the Purchaser, in which request the Seller shall properly justify the necessity of such a transfer and shall state that such transfer of rights under the Agreement shall be without prejudice to the Purchaser’s duties and rights. The Purchaser shall notify the Seller within no more than 30 (thirty) calendar days of receipt of the request as to whether it agrees to or refuses its consent to the transfer.

[NOTE: NUMBER 11 IS OMITTED IN THE POLISH VERSION]

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§ 12

1.
Except as otherwise specifically provided, all notices authorized or required by this Agreement between the Parties, shall be in writing, in Polish, and delivered in person or by registered mail or by courier service with confirmed delivery, or by any electronic means of transmitting written communications which provides written confirmation of completed transmission.  Any communications relating to this Agreement shall be deemed delivered only when received by the Party to whom such notice is directed, and the time for that Party to deliver any notice in response to an originating notice shall run from the date the originating notice is received.  All communications shall be delivered to the following addresses of the respective Parties:

Purchaser:	Polskie Gornictwo Naftowe i Gazownictwo S.A.
ul. Marcina Kasprzaka 25
01-224 Warsaw, Poland
Phone: +48 22 589 45 31
Fax: +48 22 589 46 31

Seller:	FX Energy Poland Sp. z o.o.
ul. Chalubinskiego 8
00-613 Warsaw
Poland
Attention: Zbigniew Tatys
Phone +48 22 8300074
Fax +48 22 6306632

2.
The Parties undertake to inform each other forthwith of any changes referred to in section 1 above or otherwise they will bear the costs relating to an inappropriate performance of this undertaking.  Any changes concerning the matters referred to in this clause shall not be regarded as amendments to this Agreement.

§ 13

1.	Any amendment to the provisions of this Agreement must be in writing or shall otherwise be null and void.

2.	The following appendices constitute an integral part of this Agreement:

1)	Appendix No. 1 – Technical conditions of Gas sale,

2)	Appendix No. 2. - current excerpts from the companies register regarding both parties to the Agreement, along with Power of Attorney for the authorized signatories.

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3.	This Agreement has been executed in two identical copies, one for each of the Parties.

SELLER	PURCHASER

/s/	/s/